Exhibit 99

RPC, Inc. Reports First Quarter 2019 Financial Results

ATLANTA, April 24, 2019 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2019. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2019, revenues were $334.7 million, a decrease of 23.3 percent, compared with $436.3 million in the first quarter of 2018. Revenues decreased due primarily to lower pricing and lower activity levels within pressure pumping, which is RPC’s largest service line. Operating loss for the quarter was $2.2 million compared to operating profit of $60.8 million in the same period of the prior year. Net loss for the first quarter of 2019 was $739 thousand, or $0.00 per share, compared to net income of $52.1 million, or $0.24 diluted earnings per share, in the first quarter of 2018. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter were $40.8 million, a decrease of 60.7 percent, compared to $103.7 million in the same period of the prior year.[1]

Cost of revenues during the first quarter of 2019 was $252.4 million, or 75.4 percent of revenues, compared to $295.6 million, or 67.7 percent of revenues, during the first quarter of 2018. Cost of revenues decreased, consistent with lower activity levels, due to lower materials and supplies expenses within RPC’s pressure pumping service line, as well as lower maintenance and repair and fuel expenses. Cost of revenues as a percentage of revenues increased due to lower revenues, and labor costs that are relatively fixed in the short term.

Selling, general and administrative expenses increased from $43.8 million in the first quarter of 2018 to $45.4 million in the first quarter of 2019. As a percentage of revenues, these expenses increased to 13.6 percent in the first quarter of 2019 compared to 10.0 percent in the first quarter of 2018. Depreciation and amortization increased to $42.5 million in the first quarter of 2019 compared with $37.5 million in the first quarter of the prior year due to capital expenditures made during the previous four quarters.

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended March 31, 2019 decreased by $42.1 million, or 11.2 percent, compared with the fourth quarter of 2018 due principally to lower pricing and utilization in pressure pumping. Cost of revenues during the first quarter of 2019 decreased by $22.0 million, or 8.0 percent, due primarily to decreases in materials and supplies expenses. As a percentage of revenues, cost of revenues increased from 72.8 percent in the fourth quarter of 2018 to 75.4 percent in the first quarter of 2019, due to lower revenues, and labor cost inefficiencies resulting from lower activity levels. RPC’s operating loss for the first quarter was $2.2 million, a decrease of $21.8 million compared with an operating profit of $19.7 million in the fourth quarter of 2018. EBITDA for the first quarter of 2019 decreased by $20.9 million, or 33.9 percent, compared to the prior quarter.

1 EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

First Quarter 2019 Earnings Release

Management Commentary

“The average U.S. domestic rig count during the first quarter of 2019 was 1,043, an 8.0 percent increase compared to the same period in 2018, but a 2.8 percent decrease compared to the fourth quarter of 2018,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average price of natural gas during the first quarter was $2.92 per Mcf, a 7.6 percent decrease compared to the same period in 2018, and a 22.8 percent decrease compared to the fourth quarter of 2018. The average price of oil during the first quarter was $54.58 per barrel, a 13.3 percent decrease compared to the same period in 2018, but an 8.1 percent increase compared to the fourth quarter of 2018.

“Our activity levels declined compared with the prior quarter because of seasonal weakness and inconsistent customer activity levels. We believe the pressure pumping market continues to be oversupplied because of increasing efficiency achieved by completion services providers. Activity levels in our service lines, other than pressure pumping, were in line with sequential changes in the rig count and completion activities in the U.S. domestic oilfield. Moderately higher oil prices and the resolution of Permian Basin takeaway capacity concerns should provide positive catalysts for near-term market opportunities. With continued focus on increasing our operating efficiencies and providing quality services, we can improve the value we provide to our customers.

“We are continuing with RPC’s strategy to enhance our pressure pumping, coiled tubing and snubbing capabilities. In support of these plans, RPC invested $62.3 million in capital expenditures during the first quarter of 2019. In addition, we repurchased 55,942 shares of our common stock on the open market, and ended the first quarter with $113.0 million in cash. As always, we remain dedicated to maintaining financial strength in an uncertain and volatile industry and continuing to focus on shareholder returns,” concluded Hubbell.

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

First Quarter 2019 Earnings Release

Technical Services revenues decreased by 25.1 percent for the quarter compared to the same period of the prior year due to lower pricing and activity levels within our pressure pumping service line, which is the largest service line within Technical Services. On a sequential basis, Technical Services revenues decreased by 12.0 percent during the first quarter of 2019 compared to the prior quarter due to lower pricing and activity levels within pressure pumping. Support Services revenues increased by 19.1 percent during the quarter compared to the same period of the prior year due primarily to improved activity levels and pricing in the rental tool service line, which is the largest service line within this segment. On a sequential basis, Support Services revenues increased by 4.3 percent during the first quarter of 2019 compared to the prior quarter due to higher activity levels in other service lines within this segment. Technical Services incurred an operating loss during the first quarter of 2019 due to lower pricing and activity levels compared to the fourth quarter of 2018 and the first quarter of the prior year. Support Services operating profit improved in the first quarter of 2019 compared to the fourth quarter of 2018 and the first quarter of the prior year.

(in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018

Revenues:
Technical Services	$314,079	$357,027	$419,063
Support Services	20,577	19,724	17,271
Total revenues	$334,656	$376,751	$436,334
Operating profit (loss):
Technical Services	$(4,457)	$19,865	$65,005
Support Services	3,137	2,537	(905)
Corporate expenses	(4,345)	(2,637)	(4,665)
Gain (loss) on disposition of assets, net	3,504	(115)	1,363
Total operating (loss) profit	$(2,161)	$19,650	$60,798
Interest expense	(89)	(121)	(105)
Interest income	800	783	402
Other income (expense), net	445	(473)	5,395

(Loss) Income before income taxes	$(1,005)	$19,839	$66,490

RPC, Inc. will hold a conference call today, April 24, 2019 at 9:00 a.m. ET to discuss the results for the first quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (877) 260-1479, or (334) 323-0522 for international callers, and using conference ID number 2036873. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

First Quarter 2019 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including statements regarding: the causes of oversupply in the pressure pumping market; our belief that moderately higher oil prices and resolution of Permian Basin takeaway capacity concerns should provide positive catalysts for our near-term market opportunities; our belief that we can improve the value to our customers and improve our utilization by increasing our efficiencies and providing quality services; and our ability to maintain financial strength and focus on strong shareholder returns. Such risks include changes in general global business and economic conditions, including volatility of oil and natural gas prices; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2018.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

First Quarter 2019 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
REVENUES	$334,656	$376,751	$436,334
COSTS AND EXPENSES:
Cost of revenues	252,395	274,417	295,605
Selling, general and administrative expenses	45,421	40,016	43,814
Depreciation and amortization	42,505	42,553	37,480
(Gain) loss on disposition of assets, net	(3,504)	115	(1,363)
Operating (loss) profit	(2,161)	19,650	60,798
Interest expense	(89)	(121)	(105)
Interest income	800	783	402
Other income (expense), net	445	(473)	5,395
(Loss) Income before income taxes	(1,005)	19,839	66,490
Income tax (benefit) provision	(266)	6,477	14,360
NET (LOSS) INCOME	$(739)	$13,362	$52,130

EARNINGS PER SHARE
Basic	$0.00	$0.06	$0.24
Diluted	$0.00	$0.06	$0.24

AVERAGE SHARES OUTSTANDING
Basic	212,491	214,706	215,876
Diluted	212,491	214,706	215,876

First Quarter 2019 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2019	2018
ASSETS
Cash and cash equivalents	$113,014	$100,983
Accounts receivable, net	319,205	384,702
Inventories	124,464	120,944
Income taxes receivable	8,613	29,942
Prepaid expenses	9,343	6,953
Other current assets	3,213	8,558
Total current assets	577,852	652,082
Property, plant and equipment, net	537,289	466,076
Operating lease right-of-use assets	45,854	-
Goodwill	32,150	32,150
Other assets	33,347	30,709
Total assets	$1,226,492	$1,181,017

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$109,892	$127,171
Accrued payroll and related expenses	26,162	26,728
Accrued insurance expenses	6,362	5,673
Accrued state, local and other taxes	4,728	9,625
Income taxes payable	3,519	8,010
Current portion of operating lease liabilities	12,547	-
Other accrued expenses	317	1,304
Total current liabilities	163,527	178,511
Long-term accrued insurance expenses	12,709	11,311
Long-term pension liabilities	32,553	34,818
Long-term operating lease liabilities	34,348	-
Other long-term liabilities	2,506	4,210
Deferred income taxes	52,986	38,460
Total liabilities	298,629	267,310
Common stock	21,514	21,547
Capital in excess of par value	-	-
Retained earnings	927,556	909,185
Accumulated other comprehensive loss	(21,207)	(17,025)
Total stockholders' equity	927,863	913,707
Total liabilities and stockholders' equity	$1,226,492	$1,181,017

First Quarter 2019 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended
(In thousands)	March 31, 2019	December 31, 2018	March 31, 2018

Reconciliation of Net (Loss) Income to EBITDA
Net (Loss) Income	$(739)	$13,362	$52,130
Add:
Income tax (benefit) provision	(266)	6,477	14,360
Interest expense	89	121	105
Depreciation and amortization	42,505	42,553	37,480
Less:
Interest income	800	783	402
EBITDA	$40,789	$61,730	$103,673